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                                                                    EXHIBIT 99.3

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP

                              FINANCIAL STATEMENTS

                                    CONTENTS

Condensed Balance Sheets at December 31, 2003 (Unaudited) and September 30, 2003.................         2
Condensed Statements of Operations for the Three Months Ended December 31, 2003 and 2002
 (Unaudited).....................................................................................         3
Condensed Statements of Cash Flows for the Three Months Ended December 31, 2003 and 2002
 (Unaudited).....................................................................................         4
Notes to Unaudited Condensed Financial Statements................................................         5

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP

                            CONDENSED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                                                      (UNAUDITED)
                                                                      DECEMBER 31,                 SEPTEMBER 30,
                                                                          2003                         2003
                                                                     -------------                 -------------
ASSETS
Current assets:
   Cash..................................................            $          -                  $           -
   Accounts receivable net of allowance for doubtful
     accounts of $8,873 and $5,780, respectively.........                  15,546                         13,996
   Inventories...........................................                   3,531                          3,559
   Prepaid expenses and other current assets.............                   1,445                          1,330
                                                                     ------------                  -------------
     Total current assets................................                  20,522                         18,885
Property and equipment, net..............................                  26,151                         25,180
Due from affiliate.......................................                  23,650                         26,298
Other assets, net........................................                     715                          1,025
                                                                     ------------                  -------------
     Total assets........................................            $     71,038                  $      71,388
                                                                     ============                  =============
LIABILITIES AND PARTNER'S CAPITAL
Current liabilities:
   Accounts payable......................................            $      2,473                  $       3,589
   Salaries and benefits payable.........................                   2,297                          2,821
   Accrued expenses and other current liabilities........                   1,901                          1,565
   Current portion of capital lease obligations..........                     315                            162
   Current portion of debt allocated from IASIS..........                     424                            414
                                                                     ------------                  -------------
     Total current liabilities...........................                   7,410                          8,551
Debt allocated from IASIS................................                  22,242                         22,349
Capital lease obligations................................                   1,227                          1,457
Redeemable limited partnership units - $25,000 per
    unit; 1,833 units issued and outstanding at
    December 31, 2003 and September 30, 2003.............                  39,936                         38,820
Partner's capital:
   General partner's ownership interest at December 31,
     2003 and September 30, 2003.........................                     223                            211
                                                                     ------------                  -------------
     Total liabilities and partner's capital.............            $     71,038                  $      71,388
                                                                     ============                  =============

See accompanying notes

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                          PREDECESSOR (SEE NOTE 1)
                                                                                          -------------------------
                                                               THREE MONTHS ENDED            THREE MONTHS ENDED
                                                                  DECEMBER 31,                  DECEMBER 31,
                                                                      2003                          2002
                                                                  ------------                  -------------
Net revenue .....................................                  $  27,958                        $ 23,890
Costs and expenses:
   Salaries and benefits ........................                      9,706                           8,382
   Supplies .....................................                      4,151                           3,436
   Other operating expenses .....................                      5,779                           4,465
   Provisions for bad debts .....................                      2,953                           2,802
   Interest, net ................................                        763                           3,258
   Depreciation and amortization ................                        892                           1,077
   Management fees ..............................                        629                           1,090
                                                                   ---------                        --------
     Total costs and expenses ...................                     24,873                          24,510
                                                                   ---------                        --------
Income (loss) from operations before income
   taxes........................................                       3,085                            (620)
Income tax benefit ..............................                          -                               -
                                                                   ---------                        --------
Net income (loss) ...............................                  $   3,085                        $   (620)
                                                                   =========                        ========
Net income attributable to general partner ......                  $      31
                                                                   =========
Net income attributable to limited partners .....                  $   3,054
                                                                   =========
Net income per limited partnership unit .........                  $1,662.48
                                                                   =========

See accompanying notes

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                             PREDECESSOR (SEE NOTE 1)
                                                                                             -------------------------
                                                                  THREE MONTHS ENDED            THREE MONTHS ENDED
                                                                     DECEMBER 31,                  DECEMBER 31,
                                                                         2003                          2002
                                                                     ------------                  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)........................................            $      3,085                  $      (620)
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Depreciation and amortization.........................                     892                        1,077
   Changes in operating assets and liabilities:
     Accounts receivable.................................                  (1,550)                        (263)
     Inventories, prepaid expenses and other current
      assets.............................................                     (87)                         (82)
     Accounts payable, salaries and benefits payable,
       accrued expenses and other current liabilities....                  (1,304)                        (512)
                                                                     ------------                  -----------
         Net cash provided by (used in) operating
          activities.....................................                   1,036                         (400)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net.................                  (1,864)                        (790)
Change in other assets...................................                     311                           16
                                                                     ------------                  -----------
         Net cash used in investing activities...........                  (1,553)                        (774)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt..........................................                     (97)                           -
Payment of capital lease obligations.....................                     (76)                           -
Change in due to/from affiliate, net.....................                     934                        1,174
Distribution of minority interests.......................                    (244)                           -
                                                                     ------------                  -----------
         Net cash provided by financing activities.......                     517                        1,174
                                                                     ------------                  -----------
Change in cash...........................................                       -                            -
Cash at beginning of period..............................                       -                            -
                                                                     ------------                  -----------
Cash at end of period....................................            $          -                  $         -
                                                                     ============                  ===========

See accompanying notes

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Medical Center of Southeast Texas, LP (the "Partnership") was formed on May 22, 2003 to own, manage and operate Mid-Jefferson Hospital in Nederland, Texas and Park Place Medical Center in Port Arthur, Texas. Mid-Jefferson Hospital operates 138 acute care beds and Park Place Hospital operates 143 acute care beds. The Partnership has begun construction of a new 210-bed hospital in Port Arthur, Texas. Upon completion of construction, the operations of Mid-Jefferson Hospital and Park Place Medical Center will be consolidated into the new hospital. The Partnership's approximately 1% general partner is IASIS Healthcare Holdings, Inc., which is a wholly-owned subsidiary of IASIS Healthcare Corporation ("IASIS"). IASIS is a for-profit hospital management company that owned and operated 14 acute care hospitals in four states at December 31, 2003. IASIS also owns and operates a behavioral health center in Phoenix, Arizona and has an ownership interest in three ambulatory surgery centers. In addition, IASIS owns and operates a Medicaid managed health plan in Phoenix.

On August 1, 2003, the Partnership sold 206 redeemable limited partner units in the Partnership in a private placement offering. Prior to this transaction, Beaumont Hospital Holdings, Inc., a wholly-owned subsidiary of IASIS, owned and operated Mid-Jefferson Hospital and Park Place Medical Center. In connection with this transaction, Beaumont Hospital Holdings, Inc. contributed certain of its assets to the Partnership in exchange for 1,627 redeemable limited partner units. Beaumont Hospital Holdings, Inc. currently owns an 88.0% interest in the Partnership.

The financial statements for all periods prior to August 1, 2003 reflect the financial position, result of operations and cash flows of Beaumont Hospital Holdings, Inc., the Partnership's predecessor entity (the "Predecessor"). The financial statements for all periods subsequent to August 1, 2003, reflect the financial position, results of operations and cash flows for the Hospital as operated by the Partnership. Unless stated otherwise as the Predecessor or the Partnership, all references to the Hospital include the operations of both the Predecessor and the Partnership.

Subject to certain exceptions, the Partnership's Limited Partnership Agreement (the "Partnership Agreement') provides that income, losses and distributions will be shared pro rata among the partners.

The unaudited condensed financial statements include the accounts of the Partnership and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. The balance sheet at September 30, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Partnership's Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

In the opinion of management, the accompanying unaudited condensed financial statements contain all material adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

2.       DEBT ALLOCATED FROM IASIS

The Predecessor is party to a promissory note with IASIS (the "Note") in the amount of $100,240,000. Under provisions of the Note, interest of 13% per annum is due and payable on October 1, of each year until October 1, 2004, at which time the entire outstanding principal balance, together with all accrued and unpaid interest, shall be immediately due and payable in full. The Note may be prepaid

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

in whole or in part without premium or penalty and may be reborrowed up to the stated principal amount. The Predecessor remains obligated to IASIS under the Note, while the Partnership has no obligation to IASIS or the Predecessor under the Note.

In connection with its initial capitalization on August 1, 2003, the Partnership entered into a new promissory note (the "New Note") with the Predecessor in the amount of $22,834,000. The New Note is a three-year note bearing interest at 9.3% per annum on a twenty-year amortization schedule.

3.       CONTINGENCIES

NET REVENUE

The calculation of appropriate payments from the Medicare and Medicaid programs as well as terms governing agreements with other third-party payors are complex and subject to interpretation. Final determination of amounts earned under the Medicare and Medicaid programs often occurs subsequent to the year in which services are rendered because of audits by the programs, rights of appeal and the application of numerous technical provisions. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. In the opinion of management, adequate provision has been made for adjustments that may result from such routine audits and appeals.

PROFESSIONAL, GENERAL AND WORKERS' COMPENSATION LIABILITY RISKS

IASIS, on behalf of the Partnership, maintains general and professional liability insurance as well as workers' compensation insurance in excess of self-insured retentions through a commercial insurance carrier in amounts that IASIS believes to be sufficient for the Partnership, although, potentially, some claims may exceed the scope of coverage in effect. The cost of general and professional liability and workers' compensation coverage including the full self-insured retention exposure is allocated by IASIS to the Partnership based upon adjusted patient days. IASIS maintains reserves for general and professional liability and workers' compensation. Accordingly, no reserve for liability risks is recorded on the accompanying condensed balance sheets. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on its business, financial condition or results of operations.

The Partnership participates in a self-insured program for health insurance administered by IASIS. IASIS allocates costs of the program based upon the number of program participants employed by the Partnership.

NEW HOSPITAL CONSTRUCTION

Pursuant to the Partnership Agreement, the Partnership has agreed to assume the debt incurred to construct the new 210-bed hospital from a wholly owned subsidiary of IASIS. The estimated debt to be assumed will approximate $68.0 million upon completion of construction of the new hospital.

OTHER

The Partnership is subject to claims and legal actions arising in the ordinary course of business. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on its business, financial condition or results of operations.

The Partnership's assets and equity interests are pledged as a full and unconditional guarantee of certain debt of IASIS, which totaled approximately $652.0 million at December 31, 2003.

In order to recruit and retain physicians to the communities it serves, the Partnership has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. Amounts advanced under the recruiting agreements are generally forgiven pro rata over a period of 24 months after one year of completed service and contingent upon the physician continuing to practice in the respective community. The amounts

                    THE MEDICAL CENTER OF SOUTHEAST TEXAS, LP
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                  (CONTINUED)

advanced and not repaid, in management's opinion, will not have a material adverse effect on the Partnership's financial condition or results of operations.

4.       INCOME TAXES

The Predecessor operated as a taxable corporation, whereas the Partnership is a nontaxable entity. No provision for income taxes has been reflected in the accompanying condensed financial statements for the Partnership, because the tax effect of the Partnership's activities accrues to the individual partners for all periods subsequent to July 31, 2003.

The Partnership does not maintain deferred tax assets or liabilities subsequent to July 31, 2003, because the tax effect of its operations accrues directly to the individual partners. The Predecessor's net deferred tax asset at July 31, 2003 was eliminated through a reduction to income tax benefit.

The Partnership's tax return and the amounts of distributable Partnership income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if any adjustment to the Partnership taxable income or loss is ultimately sustained by the taxing authorities.